UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2017 (March 7, 2017)

FRED'S, INC.
(Exact Name of Registrant as Specified in Charter)

Commission File Number 001-14565

Tennessee	62-0634010
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
4300 New Getwell Road, Memphis, Tennessee 38118
(Address of principal executive offices)

(901) 365-8880
Registrant’s telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.         DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Director Appointments

On March 7, 2017, upon the recommendation of the Nominating Committee of the Board of Directors (the “Board”) of Fred’s, Inc. (the “Company”), the Board increased the size of the Board from seven members to ten members and appointed Mr. Peter J. Bocian, Mr. Christopher W. Bodine and Mr. Michael K. Bloom to fill the vacancies created by the increase in the size of the Board. Each of Messrs. Bocian, Bodine and Bloom will serve until, and will be nominated for election at, the 2017 Annual Meeting of Shareholders of the Company (the “2017 Annual Meeting”).

Mr. Bocian, age 62, retired as the Executive Vice President and Chief Financial Officer of Safeway, Inc., a supermarket chain, in March 2015.  Prior to that, Mr. Bocian served as the Executive Vice President and Head, Corporate Services and Finance of JPMorgan Chase & Company from July 2011 to January 2013, as Executive Vice President and Chief Administrative Officer of Hewlett-Packard Company from December 2008 to June 2011, and as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Starbucks Corporation from May 2007 to November 2008.  Prior to serving at Starbucks, Mr. Bocian held a variety of corporate positions, including Senior Vice President and Chief Financial Officer, over a 24-year period at NCR Corporation, an electronics company focusing on point-of-sale systems for the retail, banking, airline and hospitality industries.

Mr. Bodine, age 61, has served as a partner of New Spring Capital, a private equity fund, since 2009.  Prior to his retirement from CVS Caremark Corporation in January 2009 after 24 years of service, Mr. Bodine served as President, Healthcare Services, where he was responsible for strategy, business development, trade relations, sales and account management, pharmacy merchandising, marketing, information technology and Minute Clinic. Prior to the merger of CVS Corporation and Caremark Rx, Inc. in March 2007, Mr. Bodine served for several years as Executive Vice President — Merchandising and Marketing of CVS Corporation. Mr. Bodine is active in the pharmaceutical industry, having served on a number of boards and committees, including Allergan plc, a global pharmaceutical company, and the Healthcare Leadership Council, RI Quality Institute, National Retail Federation, National Association of Chain Drug Stores (NACDS), and the NACDS Pharmacy Affairs and Leadership Committees.

Mr. Bloom, age 56, joined the Company in January 2015 as President and Chief Operating Officer. In August 2016, Mr. Bloom was appointed as the Company’s Chief Executive Officer. Prior to joining the Company, Mr. Bloom served as the President and Chief Operating Officer for Family Dollar Stores, Inc. from September 2011 to January 2014. He also spent more than 20 years with CVS Caremark Corporation, holding a variety of positions with increasing responsibilities in merchandising, marketing and operations and rising finally to Executive Vice President of Merchandising, Visual Merchandising, Marketing, Store Brand, Advertising and Supply Chain. Before joining CVS, Mr. Bloom spent 10 years in merchandising and operations management with Virginia-based Peoples Drug Stores and the Florida division of Toronto-based Shoppers Drug Mart Corporation.

The Board determined that neither of Mr. Bocian nor Mr. Bodine has any relationship with the Company or its subsidiaries, either directly or indirectly, that would be inconsistent with a determination of independence under the applicable rules and regulations of the NASDAQ Stock Market and the U.S. Securities and Exchange Commission.  Messrs. Bocian and Bodine have not been appointed to any Board committee at this time.  Messrs. Bocian and Bodine will receive compensation for serving on the Board pursuant to the Company’s non-employee director compensation guidelines.  As Mr. Bloom is an officer of the Company, he will not qualify as an independent director, will not serve on any committees of the Board and will not receive any compensation for his service as a member of the Board.

None of Messrs. Bocian, Bodine or Bloom was appointed as a director pursuant to any arrangement or understanding with any person, or is a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Director Retirements

On March 7, 2017, each of Mr. John R. Eisenman, Mr. Michael J. Hayes, and Mr. Jerry A. Shore notified the Company that they have decided not to stand for re-election at the 2017 Annual Meeting. No director’s decision not to stand for re-election to the Board was the result of any disagreement with the Company, its management or its operations, policies or practices.

ITEM 7.01.         REGULATION FD DISCLOSURE.

On March 7, 2017, the Company issued a press release regarding the director appointments and retirements described above.  The full text of this press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, the information furnished pursuant to Item 7.01 of this report is deemed to have been furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 9.01.        FINANCIAL STATEMENTS AND EXHIBITS.

(d)        Exhibits.

99.1      Press Release of Fred’s, Inc., dated March 7, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRED'S, INC.
(Registrant)

Date:	March 10, 2017	By:	/s/ Rick Hans
		Name:	Rick Hans
		Title:	Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit(s)

99.1	Press Release of Fred’s, Inc., dated March 7, 2017.